CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-109020) and in the related prospectus, of our report, dated June 25, 2010, relating to the financial statements of First Reliance Bank Employee Stock Ownership Plan (the "Plan") appearing in the Plan's Annual Report on Form 11-K for the year ended December 31, 2009.

/s/ Elliott Davis, LLC
Columbia, South Carolina
June 25, 2010